Exhibit 99.2
Eaton Vance Corp.
Audit Committee Charter

I. PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to the public, the Company’s systems of internal controls regarding finance, accounting, regulatory compliance and ethics that management and the Board have established and the Company’s auditing, accounting and financial reporting processes.

The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;
•	Review the audit efforts of the Company’s independent auditor and internal auditing department; and
•	Foster open communications among the Company’s independent auditor, financial and senior management, the internal auditing department, and the Board of Directors.

II. COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be “independent” as defined by the New York Stock Exchange and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall have accounting or financial management expertise, as the Board interprets such familiarity or expertise in its business judgement.

The members of the Committee shall be elected by the Board and serve until successors are duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. AUTHORITY

The Committee has the authority to investigate any activity of the Company, and all employees shall cooperate with the Committee. The Committee may retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities. The Committee is subject to the direction and control of the Board.

IV. MEETINGS

The Committee shall meet four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent auditor in separate executive sessions. The opportunity for management, the independent auditor or the director of the internal auditing department to meet with the entire Committee or Board as needed is not restricted.

V. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Documents/Reports Review

1.	Review and reassess the adequacy of this Charter periodically, at least annually, and update the Charter as appropriate;
2.

Review the Company’s annual financial statements and any reports or other financial information submitted to the public, including any certification, report, opinion or review rendered by the independent auditor;

3.	Review with financial management and the independent auditor the Company’s quarterly financial results prior to the release of earnings or the filing of the Company’s report on Form 10-Q;
4.

Discuss with management any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditor in accordance with generally accepted auditing standards;

5.	Review the regular internal reports to management prepared by the internal auditing department and management’s response;

Independent Audit and Financial Reporting Processes

6.

Annually recommend to the Board the selection of and approve the fees and other compensation to be paid to the independent auditor after having reviewed the performance of the independent auditor and propose any discharge of the independent auditor when circumstances warrant. The Company’s independent auditor is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent auditor;

7.

Ensure that the Company’s independent auditor submits on a periodic basis, and at least annually, to the Committee a formal written statement delineating all relationships between such auditor and the Company and other relevant relationships, and actively engage in a dialogue with the independent auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of such auditor, and recommend that the Board take appropriate action in response to such auditor’s report to satisfy itself of such auditor’s independence;

8.

Annually review and approve the audit plan to be performed by the Company’s independent auditor. The Committee’s review should entail an understanding from the independent auditor of the factors considered by it in determining the audit scope, including:

•	Industry and business risk characteristics of the Company.
•	External reporting requirements.
•	Materiality of the various segments of the Company’s activities.
•	Quality of internal controls.
•	Other areas to be covered during the audit engagement;

9.	In consultation with the independent auditor and the internal auditor, review the integrity of the Company’s financial reporting processes, both internal and external;
10.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, management, or the internal auditing department;
11.

Discuss any significant disagreement among management and the independent auditor or the internal auditing department in connection with the preparation of the financial statements or internal controls;

Ethical and Legal Compliance

12.	Periodically review the Company’s code of ethics and ensure that management has established a system to enforce this code;
13.

Review, with the Company’s chief legal officer, legal and compliance matters, including corporate securities trading policies and any legal matter that could have a significant impact on the Company’s financial statements;

14.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate;

Audit Committee Reporting

15.

Report, as contemplated by the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K (in lieu of an annual proxy statement), that the Committee has reviewed and discussed the audited financial statements with management, discussed the matters required to be discussed by Statement on Auditing Standards No. 61 with the independent auditor; and received from and discussed with the independent auditor its disclosure required by Independence Standards Boards Standard No. 1. Also to be included is a statement from the Committee that, based on the above review and discussions, it recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K; and

16.

Ensure that the Company discloses in its Annual Report on Form 10-K (in lieu of an annual proxy statement) that the Board has adopted an Audit Committee Charter and that the Charter be included with such disclosure at least once every three years, and that the members of the Committee are independent as defined by the New York Stock Exchange.

The Chair of the Committee or his designee may represent the entire Committee for purposes of the review and discussion referred to in paragraphs 3 and 4 above.